Exhibit 99.1

Xponential Fitness, Inc. Announces First Quarter 2025 Financial Results

•	System-wide sales[1] of $466.8 million in Q1 2025 increased 18% year-over-year

•	Quarterly AUV (run rate)[2] of $659,000 in Q1 2025 grew 8% year-over-year, while total members of 865,000 were up 12%

•	Opened 116 gross new studios in Q1 2025

IRVINE, Calif., May 8, 2025 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), one of the leading global franchisors of boutique health and wellness brands, today reported financial results for the first quarter ended March 31, 2025. All financial data included in this release refer to global numbers, unless otherwise noted. All KPI information is presented on an adjusted basis to include full historical data for all brands in the current brand portfolio, regardless of when they were acquired, and to exclude all information for all brands not currently owned. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q1 2025 Compared to Q1 20243

•	Reported revenue of $76.9 million, a decrease of 4% from the prior year period.

•	Increased North America system-wide sales by 18% to $466.8 million.

•	Reported North America same store sales[4] growth of 4%, compared to growth of 9%.

•	Reported North America quarterly run-rate average unit volume (AUV) of $659,000, compared to $609,000.

•

Posted net loss of $2.7 million, or a loss of $0.10 per basic share, on a share count of 33.9 million shares of Class A Common Stock, compared to a net loss of $3.8 million, or a loss of $0.29 per basic share, on a share count of 31.1 million shares of Class A Common Stock.

•	Posted adjusted net loss of $7.7 million, or adjusted loss of $0.20 per basic share, compared to adjusted net income of $9.2 million, or adjusted earnings of $0.15 per basic share.

•	Reported Adjusted EBITDA[5] of $27.3 million, compared to $29.9 million.

“Xponential delivered results in line with our expectations this quarter, supported by solid KPIs, while successfully completing our updated financing agreement and making significant progress on the renewals of our Franchise Disclosure Documents,” said Mark King, CEO of Xponential Fitness, Inc. “Our team continues to enhance operations and focus upon Xponential’s franchisee-first strategy. We look forward to sharing further detail at our upcoming Analyst & Investor Day.”

Results for the First Quarter Ended March 31, 2025

For the first quarter of 2025, total revenue decreased $2.8 million, or 4%, to $76.9 million, down from $79.7 million in the prior year period, as increases in franchise and marketing fund revenues were offset by decreases in other service, merchandise and equipment revenues.

Net loss totaled $2.7 million, or loss of $0.10 per basic share, compared to a net loss of $3.8 million, or a loss of $0.29 per basic share, in the prior year period. The change in net loss was the result of $1.2 million of lower profitability, $15.5 million increase in litigation expenses, a $1.9 million increase in impairment of goodwill and other noncurrent assets, a $0.9 million increase in transformation initiative costs, and a $0.7 million increase in other miscellaneous costs; offset by a $13.2 million decrease in acquisition and transaction expenses, which includes non-cash contingent consideration primarily related to the Rumble acquisition, a $7.3 million decrease in restructuring and related charges, and a $0.9 million decrease in equity-based compensation and related taxes. Please see the table at the end of this press release for a calculation of the loss per share for the quarter ended March 31, 2025.

Adjusted net loss for the first quarter of 2025, which excludes $8.6 million in acquisition and transaction income, a $1.1 million expense related to the remeasurement of the Company’s tax receivable agreement, $1.9 million related to the impairment of goodwill and other noncurrent assets, $0.1 million loss and ongoing expenses due to brand divestitures and wind down, and $0.6 million of restructuring and related charges, was $7.7 million, or an adjusted net loss of $0.20 per basic share, on a share count of 33.9 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance, was $27.3 million for the quarter, down 9% from $29.9 million in the prior year period.

Liquidity and Capital Resources

As of March 31, 2025, the Company had approximately $42.6 million of cash, cash equivalents and restricted cash and $379.1 million in total long-term debt. Net cash provided by operating activities was $5.8 million for the three months ended March 31, 2025.

2025 Outlook

The Company is lowering guidance on global net new studio openings, and reiterating guidance on system wide sales, total revenue, and adjusted EBITDA for full year 2025. This compares to 2024 results as follows:

•	Net new studio openings in the range of 160 to 180, or a decrease of 29% at the midpoint;

•	North America system-wide sales in the range of $1.935 billion to $1.955 billion, or an increase of 13% at the midpoint;

•	Revenue in the range of $315.0 million to $325.0 million, representing no change at the midpoint; and

•	Adjusted EBITDA in the range of $120.0 million to $125.0 million, or an increase of 5% at the midpoint.

Additional key assumptions for full year 2025 include:

•	Tax rate in the mid-to-high-single digits;

•

Share count of 34.8 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock, or $2.2 million if paid-in-kind.

We are not able to provide a quantitative reconciliation of the estimated full year Adjusted EBITDA for fiscal year ending December 31, 2025 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

First Quarter 2025 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its first quarter 2025 financial results. Participants may join the conference call by dialing 1-800-717-1738 (United States) or 1-646-307-1865 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, May 22, 2025, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 1184646.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of eight brands spanning across verticals including Pilates, indoor cycling, barre, stretching, boxing, functional training, metabolic health, and yoga. In partnership with its franchisees and master franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states, Puerto Rico, and 30 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand by number of locations in the United States; StretchLab, a concept offering one-on-one and group stretching services; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full body workout; BFT, a functional training and strength-based program; and Lindora, a provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses and related employer payroll taxes, acquisition and transaction expenses (income), litigation expenses, financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other noncurrent assets, loss (gain) and ongoing expenses related to brand divestitures and wind down, transformation initiative costs, and charges incurred in connection with our restructuring plan that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; profitability; the expected impact of our movement away from company-owned transition studios; anticipated industry trends; projected financial and performance information such as system-wide sales; and other statements under the section “2025 Outlook”; our competitive position in the boutique fitness and broader health and wellness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to: the outcome of ongoing and any future government investigations and litigation to which we are subject; our ability to retain key senior management and key employees; our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; geopolitical uncertainty, including the impact of the presidential administration in the U.S.; trade policies and tariffs; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2024, filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and restricted cash	$42,570	$32,739
Accounts receivable, net	28,864	25,884
Inventories	8,318	10,016
Prepaid expenses and other current assets	14,727	10,678
Deferred costs, current portion	5,258	4,598
Notes receivable from franchisees, net	377	232

Total current assets	100,114	84,147
Property and equipment, net	14,912	14,651
Right-of-use assets	21,060	24,036
Goodwill	135,240	135,240
Intangible assets, net	99,373	100,944
Deferred costs, net of current portion	38,656	39,923
Notes receivable from franchisees, net of current portion	97	100
Other assets	2,997	4,356

Total assets	$412,449	$403,397

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$27,652	$27,011
Accrued expenses	46,602	31,323
Deferred revenue, current portion	25,050	25,912
Current portion of long-term debt	5,497	5,397
Other current liabilities	18,103	18,244

Total current liabilities	122,904	107,887

Deferred revenue, net of current portion	102,318	105,935
Contingent consideration from acquisitions	8,644	17,729
Long-term debt, net of current portion, discount and issuance costs	351,562	341,742
Lease liability	22,582	23,858
Other liabilities	1,338	251

Total liabilities	609,348	597,402
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 shares issued and outstanding as of March 31, 2025 and December 31, 2024	116,810	116,810
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 34,778 and 33,660 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 13,739 and 14,739 shares issued, and 13,664 and 14,664 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	497,530	503,850
Receivable from shareholder	(17,275)	(16,891)
Accumulated deficit	(703,760)	(701,837)
Treasury stock, at cost, 75 shares outstanding as of March 31, 2025 and December 31, 2024	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(225,198)	(216,571)
Noncontrolling interests	(88,511)	(94,244)

Total stockholders’ deficit	(313,709)	(310,815)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$412,449	$403,397

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue, net:
Franchise revenue	$43,894	$41,754
Equipment revenue	11,104	13,900
Merchandise revenue	6,255	8,345
Franchise marketing fund revenue	9,269	7,832
Other service revenue	6,361	7,862

Total revenue, net	76,883	79,693
Operating costs and expenses:
Costs of product revenue	11,972	14,566
Costs of franchise and service revenue	4,097	5,047
Selling, general and administrative expenses	45,545	36,620
Impairment of goodwill and other noncurrent assets	1,915	—
Depreciation and amortization	2,956	4,436
Marketing fund expense	9,357	6,515
Acquisition and transaction expenses (income)	(8,638)	4,515

Total operating costs and expenses	67,204	71,699

Operating income	9,679	7,994
Other expense (income):
Interest income	(619)	(363)
Interest expense	11,388	11,545
Other expense	1,084	609

Total other expense	11,853	11,791

Loss before income taxes	(2,174)	(3,797)
Income taxes (benefit)	485	(47)

Net loss	(2,659)	(3,750)
Less: net loss attributable to noncontrolling interests	(736)	(1,270)

Net loss attributable to Xponential Fitness, Inc.	$(1,923)	$(2,480)

Net loss per share of Class A common stock:
Basic	$(0.10)	$(0.29)
Diluted	$(0.10)	$(0.29)
Weighted average shares of Class A common stock outstanding:
Basic	33,910	31,125
Diluted	33,910	31,125

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(2,659)	$(3,750)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,956	4,436
Amortization and write off of debt issuance costs	50	72
Amortization and write off of discount on long-term debt	1,333	1,325
Change in contingent consideration from acquisitions	(8,638)	4,087
Non-cash lease expense	1,137	2,224
Change in tax receivable agreement liability	1,084	609
Bad debt expense (recovery)	249	(8)
Equity-based compensation	3,281	3,942
Non-cash interest	(358)	(318)
Gain on disposal of assets	—	(2,920)
Impairment of goodwill and other noncurrent assets	1,915	—
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	(3,229)	467
Inventories	1,696	1,218
Prepaid expenses and other current assets	(4,049)	(333)
Operating lease liabilities	(1,034)	(1,741)
Deferred costs	607	555
Notes receivable, net	—	1
Accounts payable	(245)	5,532
Accrued expenses	15,299	(5,062)
Other current liabilities	(459)	(1,796)
Deferred revenue	(4,480)	(6,003)
Other assets	1,359	92
Other liabilities	3	52

Net cash provided by operating activities	5,818	2,681
Cash flows from investing activities:
Purchases of property and equipment	(465)	(855)
Proceeds from sale of assets	—	346
Purchase of intangible assets	(399)	(509)
Notes receivable issued	(173)	—
Notes receivable payments received	40	314
Acquisition of businesses	—	(8,500)

Net cash used in investing activities	(997)	(9,204)
Cash flows from financing activities:
Borrowings from long-term debt	10,000	38,701
Payments on long-term debt	(1,374)	(39,891)
Debt issuance costs	(90)	(269)
Payment of preferred stock dividend and deemed cash dividend	(1,792)	(1,872)
Payments of contingent consideration	(500)	—
Payments for taxes related to net share settlement of restricted share units	(919)	—
Payments for distributions to Pre-IPO LLC Members	(315)	(36)
Payment received from shareholder	—	14

Net cash provided by (used in) financing activities	5,010	(3,353)

Increase (decrease) in cash, cash equivalents and restricted cash	9,831	(9,876)
Cash, cash equivalents and restricted cash, beginning of period	32,739	37,094

Cash, cash equivalents and restricted cash, end of period	$42,570	$27,218

Xponential Fitness, Inc.

Net Income (Loss) to GAAP EPS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2025	2024
Numerator:
Net loss	$(2,659)	$(3,750)
Less: net loss attributable to noncontrolling interests	1,304	4,720
Less: dividends on preferred shares	(1,898)	(1,863)
Less: deemed dividend	—	(8,106)

Net loss attributable to XPO Inc. - basic and diluted	(3,253)	(8,999)
Denominator:
Weighted average shares of Class A common stock outstanding - basic and diluted	33,910	31,125

Net loss per share attributable to Class A common stock - basic	$(0.10)	$(0.29)
Net loss per share attributable to Class A common stock - diluted	$(0.10)	$(0.29)

Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Restricted stock units	1,718	1,291
Conversion of Class B common stock to Class A common stock	13,664	16,413
Convertible preferred stock	8,112	7,963
Treasury share options	75	75
Rumble contingent shares	2,024	2,024
Profits interests, time vesting	—	1

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net loss	$(2,659)	$(3,750)
Interest expense, net	10,769	11,182
Income taxes (benefit)	485	(47)
Depreciation and amortization	2,956	4,436

EBITDA	11,551	11,821
Equity-based compensation	3,281	3,942
Employer payroll taxes related to equity-based compensation	115	313
Acquisition and transaction expenses (income)	(8,638)	4,515
Litigation expenses	16,189	698
Financial transaction fees and related expenses	303	195
TRA remeasurement	1,084	609
Impairment of goodwill and other noncurrent assets	1,915	—
Loss (gain) and ongoing expenses due to brand divestitures and wind down (excluding impairments)	81	(58)
Transformation initiative costs	889	—
Restructuring and related charges (excluding impairments)	555	7,885

Adjusted EBITDA	$27,325	$29,920

	Three months ended March 31,
	2025	2024
Net loss	$(2,659)	$(3,750)
Acquisition and transaction expenses (income)	(8,638)	4,515
TRA remeasurement	1,084	609
Impairment of goodwill and other noncurrent assets	1,915	—
Loss (gain) and ongoing expenses due to brand divestitures and wind down (excluding impairments)	81	(58)
Restructuring and related charges (excluding impairments)	555	7,885

Adjusted net income (loss)	$(7,662)	$9,201

Adjusted net income (loss) attributable to noncontrolling interest	(2,291)	3,184
Adjusted net income (loss) attributable to Xponential Fitness, Inc.	(5,371)	6,017
Dividends on preferred shares	(1,330)	(1,218)

Adjusted earnings (loss) per share - basic numerator	$(6,701)	$4,799

Add: Adjusted net income attributable to noncontrolling interest	—	3,184
Add: Dividends on preferred shares	—	1,218

Adjusted earnings (loss) per share - diluted numerator	$(6,701)	$9,201

Adjusted net earnings (loss) per share - basic	$(0.20)	$0.15
Weighted average shares of Class A common stock outstanding - basic	33,910	31,125
Adjusted net earnings (loss) per share - diluted	$(0.20)	$0.17
Effect of dilutive securities:
Convertible preferred stock	—	7,963
Conversion of Class B common stock to Class A common stock	—	16,468

Weighted average shares of Class A common stock outstanding - diluted	33,910	55,556
Shares excluded from adjusted dilutive earnings per share of Class A common stock
Restricted stock units	1,718	1,291
Convertible preferred stock	8,112	—
Conversion of Class B common stock to Class A common stock	13,664	—
Treasury share options	75	75
Rumble contingent shares	2,024	2,024
Profits interests, time vesting	—	1

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily attributable to Rumble.

Footnotes

1. System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

2. AUV is calculated by dividing sales during the applicable period for all studios contributing to AUV by the number of studios contributing to AUV. All traditional studio locations in North America are included in the AUV calculation, so long as they meet certain time since opening and sales criteria (as defined immediately below). In particular, AUV (LTM as of period end) and Quarterly AUV (run rate) are calculated as follows:

•

AUV (LTM as of period end) consists of the average sales for the trailing 12 calendar months for all traditional studio locations in North America that opened at least 13 calendar months ago as of the measurement date and that have generated positive sales for each of the last 13 calendar months as of the measurement date.

•

Quarterly AUV (run rate) consists of average quarterly sales for all traditional studio locations in North America that had opened at least six calendar months ago as of the beginning of the respective quarter, and that have non-zero sales in the respective quarter (including nominal or negative sales figures; the only figures excluded are exact $0 amounts in the quarter), multiplied by four.

We measure sales for AUV based solely upon monthly sales as derived through the designated point-of-sale system. AUV is impacted by changes in same store sales, studio openings, and studio closures. Management reviews AUV to assess studio economics.

3. The accompanying financial information for the three months ended March 31, 2024 have been corrected from amounts previously reported. The details of the corrections of 2024 financials will be included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

4. Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include monthly sales for any traditional studio location in North America. If the studio has generated at least 13 months of consecutive positive sales and opened at least 13 calendars months ago as of any month within the measurement period, the respective comparable months will be included. We measure same store sales based solely upon monthly sales as derived through the designated point-of-sale system. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

5. We define adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (income) (including change in contingent consideration and transaction bonuses), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions) and other contemplated corporate transactions, expense related to the remeasurement of our TRA obligation, expense related to loss on impairment or write down of goodwill and other noncurrent assets, loss (gain) and ongoing expenses related to brand divestitures and wind down (including ongoing expenses directly related to the divested or wound down brands for arrangements that existed prior to divestiture or wind down), transformation initiative costs (primarily consisting of third-party professional consulting fees related to modifications of our business strategy and cost saving initiatives), and restructuring and related charges incurred in connection with our restructuring plan that we do not believe reflect our underlying business performance and affect comparability.